Exhibit 99.3

June 24, 2024

VIA EMAIL

Mr. E. Wally Kinney

Texas State Securities Board

Enforcement Division

208 East 10th Street, 5th Floor

Austin, TX 78701

Re: Stock Manipulation Harming Texas and Its Citizens and Institutions

Dear Mr. Kinney:

I write to you regarding my concern of what appears to be illegal manipulation of the stock price of our company, Spectral AI, Inc. (“Spectral AI” or the “Company”), which trades on the Nasdaq Stock Exchange under the ticker symbol “MDAI.” This manipulation caused by what appears to be “naked shorting” violates both federal and Texas law and inflicts a significant cost on Texas citizens and even certain of its institutions. This manipulation by “naked shorting,” is carried out by some of the largest financial institutions, financial fiduciaries, and hedge funds in the country, and it is harming investors, innovation, access to the capital markets, and Texas. Naked shorting is a plain and simple violation of securities laws.1 I believe this manipulation has cost our honest and hard-working investors significant monies as large institutions have pirated their investments.

I am also writing to the proper authorities at the Nasdaq Stock Exchange, the State of Louisiana and the State of Florida where we also have deep shareholder and even institutional relationships. I am reaching out to you to offer the State of Texas the chance to support its citizens as the effect of this manipulation puts at risk the jobs of our employees.

Our Company is focused on providing burn patients with an immediate objective assessment of a burn wound severity to provide patients, physicians and insurance providers an almost immediate identification of burns that require advanced wound care, saving the patient days of unnecessary pain and suffering and the health care systems millions of dollars in unnecessary costs. The US Government has provided the Company with over $256 million of funding and has committed to assist the Company in developing this lifesaving medical device technology including for use in mass casualty events and on the military battlefield and commercial applications.

[1]	“Naked shorting” in its simplest terms is an illegal practice in stock markets where an investor sells shares of a stock they do not own and have not borrowed. Ordinarily, stock traders must borrow a stock, or determine that it can be borrowed before they can sell it. The investor “bets” that the stock price will fall and by “shorting” a stock the investor does not own, it creates an artificial supply of shares and can drive the market price to fall as he sells the shares he doesn’t actually own (retains the profit) and thereby never having to take ownership of the share before the stock trade settles.

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com

Spectral AI has over eighty employees in Dallas that have excellent high-paying jobs that focus on cutting-edge technology in artificial intelligence and multi-spectral imaging. We also have many shareholders who are residents of the State of Texas, including our founder and one of our largest shareholders Dr. J. Michael DiMaio, MD (copied below). The Company has and regularly engages with some of the finest medical institutions in the State of Texas for patient studies and development, including the University of Texas Southwestern, where this technology originated.

I believe it is easy to prove that “naked” shorting is occurring in the Company stock. When we seek shareholder information from Broadridge, a well-known third-party stockholder analytics provider, we obtain both our list of Non-Objective Beneficial Owners (so-called “NOBO List”) and Objecting Beneficial Owners List (so called “OBO List”) of MDAI Stock. The combination of these lists should show the total number of non-restricted shares available to trade in the market for MDAI. Unfortunately, the result exceeds the total float (public shares) of MDAI stock by over 40%. This is not possible without the presence of “naked” shorting where the hedge funds, prime and other brokers, financial fiduciaries openly participate in and enable this illegal activity. I am confident it is a violation of the securities laws of the State of Texas.

I respectfully request that you immediately open an investigation to determine the nature and extent of any illicit activities—and particularly whether the trading in MDAI has violated the Texas Securities Act, see 12 Tex. Gov’t Code §4007, et. seq. and regulations promulgated thereunder, as set forth in the Texas Government Code, title 12 §4001-4008.

I am confident that once you begin your investigation, you will find that this illegal practice of “naked” shorting is rampant and having a significant and adverse impact not just on MDAI, but on many other public companies and the honest market participants of Texas, including businesses, investors, pension funds, and other institutions. Your office can be instrumental in ending this modern-day racketeering and domestic economic terrorism being carried out by financial institutions, financial fiduciaries and hedge funds that are profiting at the expense of Texas and its citizens, institutions and pensions funds.

I am available for an in person or remote interview and would welcome the opportunity to discuss this issue with you or members of your team. I stand ready to assist your efforts in any way possible.

Sincerely,

/s/ Vincent S. Capone

Vincent S. Capone, Esquire

cc:	Dr. J. Michael DiMaio, MD Erich Spangenberg

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com